                                                                  Exhibit No. 14

                       BRINSON SELECT MONEY MARKET FUND
                      (A SERIES OF BRINSON MONEY SERIES)

                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


     Brinson Money Series hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its series named Brinson Select Money Market Fund (the "Fund").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
     -----------------------------------------------

          1. INSTITUTIONAL SHARES. Institutional shares of the Fund may be sold to the general public without imposition of an initial sales charge or contingent deferred sales charge ("CDSC") and are not subject to any service or distribution fees.

               FINANCIAL INTERMEDIARY SHARES. Financial Intermediary shares are sold without imposition of an initial sales charge or CDSC and are not subject to any distribution fees. Financial Intermediary shares of the Fund are available for purchase only by banks and other financial intermediaries for the benefit of their customers.

               Financial Intermediary shares of the Fund are subject to an annual service fee of 0.25% of the average daily net assets of the Financial Intermediary shares of the Fund, paid in accordance with a plan adopted by Brinson Money Series to assure that the banks and other financial intermediaries that purchase Financial Intermediary shares for the benefit of their customers provide certain support services to those customers and are compensated for those services.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:
     ---------------------------------

     Certain expenses may be attributable to a particular Class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

     In addition to the service fees described above, each Class may also pay a different amount of the following other expenses:

               1. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

               2.   Blue Sky fees incurred by a specific Class of shares;

               3. SEC registration fees incurred by a specific Class of shares;

               4. expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

Brinson Select Money Market Fund
(a series of Brinson Money Series)
Multiple Class Plan
Page 2


               5. Trustees' fees incurred as a result of issues relating to a specific Class of shares;

               6. litigation expenses or other legal expenses relating to a specific Class of shares; and

               7. transfer agent fees identified as being attributable to a specific Class.

C.   EXCHANGE PRIVILEGES:
     -------------------

     Shares may be exchanged for shares of the corresponding Class of Brinson LIR Money Market Fund when a shareholder fails to maintain minimum account levels as specified from time to time in the Fund's prospectus. In addition, shares may be exchanged as follows: (a) Institutional shares of the Fund may be exchanged for Institutional shares of Brinson LIR Money Market Fund, Brinson LIR Treasury Securities Fund or Brinson LIR Government Securities Fund; (b) Institutional shares of the Fund may be exchanged for Select shares of Brinson LIR Government Securities Fund; and (c) Financial Intermediary shares of the Fund may be exchanged for Financial Intermediary shares of Brinson LIR Money Market Fund or Brinson LIR Treasury Securities Fund.

     These exchange privileges are subject to any minimums applicable to initial or subsequent purchases as disclosed in the relevant current prospectus(es), as amended or supplemented. These exchange privileges may be modified or terminated by a fund, and exchanges may only be made into funds that may be legally sold in the investor's state of residence.

D.   CLASS DESIGNATION:
     -----------------

     Subject to approval by the Board of Trustees of Brinson Money Series, the Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.   ADDITIONAL INFORMATION:
     ----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for the Fund contains additional information about the Classes and the Fund's multiple class structure.

Brinson Select Money Market Fund
(a series of Brinson Money Series)
Multiple Class Plan
Page 3

F.   DATE OF EFFECTIVENESS:
     ---------------------

     This Amended and Restated Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Trustees and by vote of a majority of those Trustees who are not interested persons of Brinson Money Series.

                                                         May 9, 2001